Exhibit 99.1

InPhonic Announces Receipt of Notices from NASDAQ

WASHINGTON, D.C. – November 12, 2007 – InPhonic, Inc. (NASDAQ: INPC), a leading online seller of wireless services and products, today announced it received a notice from The NASDAQ Stock Market, Inc. (the “NASDAQ”) indicating that the Company’s securities will be delisted from NASDAQ on November 20, 2007, pending an appeal.

The NASDAQ Staff Determination Letter received on November 9, 2007 indicated that as a result of InPhonic’s having filed for protection under Chapter 11 of the U.S. Bankruptcy Code, the NASDAQ Staff has determined, using its discretionary authority under NASDAQ Marketplace Rules 4300, 4450(f) and IM-4300, that the Company’s securities will be delisted from NASDAQ and that trading in the Company’s common stock will be suspended unless InPhonic requests a hearing to review the determination. The suspension of the Company’s common stock is currently set to occur at the opening of business on November 20, 2007.

In addition, on November 6, 2007, InPhonic received a NASDAQ Staff Determination Letter stating that the Company fails to comply with the requirements for continued listing because it no longer satisfies the majority independent director and audit committee composition requirements set forth in NASDAQ Marketplace Rules 4350(c)(1) and 4350(d)(2), respectively. As previously announced, Laurence E. Harris and John Sculley resigned from InPhonic’s Board of Directors on October 18, 2007, and as a result, at that time, the Company had only two independent directors on its five member board and two independent directors on its Audit Committee. Rule 4350(c)(1) requires a listed issuer to maintain a majority of the board of directors comprised of independent directors and Rule 4350(d)(2) requires a listed issuer to have an Audit Committee consisting of at least three independent directors.

Pursuant to NASDAQ Marketplace Rule 4804(b), the Company is making a public announcement disclosing receipt of the letters.

About InPhonic

Headquartered in Washington, D.C., InPhonic, Inc. (NASDAQ:INPC) is a leading online seller of wireless services and products. InPhonic sells these services and devices, and provides world-class customer service through websites that it creates and manages for online businesses, national retailers, member-based organizations and associations under their own brands. InPhonic also operates Wirefly (www.wirefly.com), a leading one-stop comparison mobile phones and wireless plans shopping site that has been awarded “Best of the Web” by Forbes magazine and “Best in Overall Customer Experience” by Keynote Performance Systems. InPhonic also delivers a full range of MVNO and mobility solutions to enterprise clients through its Mobile Virtual Network Enablement (MVNE) platform. Among many awards in its history, InPhonic holds the distinction as #1 Company of the Year on the INC. 500 for 2004. For more information on the company, its products and services, visit the InPhonic Corporate Web site at www.inphonic.com.

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“Safe Harbor” Statement – Under the Private Securities Litigation Reform Act of 1995, this press release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual operating results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by the Company. This press release and statements are current as of the date of the individual announcements and the Company undertakes no obligation to publicly release any revisions to any forward-looking statement to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events.

Contact:

InPhonic, Inc.

Tripp Donnelly

SVP, Corporate Communications

(202) 333-0001

media@inphonic.com